Exhibit 5.1

WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION
650 PAGE MILL ROAD
PALO ALTO, CA 94304-1050
O: 650.493.9300
F: 650.493.6811

December 16, 2021

Palo Alto Networks, Inc.

3000 Tannery Way

Santa Clara, California 95054

Re:	Post-Effective Amendment to Registration Statements on Form S-8

Ladies and Gentlemen:

We have examined the Post-Effective Amendment to the Registration Statements on Form S-8 (the “Registration Statement”) to be filed by Palo Alto Networks, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on or about the date hereof, with respect to the registration under the Securities Act of 1933, as amended, of the Prior Plan Shares (as defined below) authorized for issuance under the Prior Plan (as defined below). On December 14, 2021 (the “Effective Date”), the Company’s stockholders approved the Company’s 2021 Equity Incentive Plan (the “2021 Plan”). The number of shares of common stock, par value $0.0001 per share, reserved for issuance pursuant to the 2021 Plan includes any shares subject to outstanding awards under the Company’s 2012 Equity Incentive Plan (the “Prior Plan”) as of the Effective Date that later expire, terminate, are forfeited, are tendered to, are withheld by or are otherwise repurchased by the Company (the “Prior Plan Shares”), with the maximum number of Prior Plan Shares not to exceed 10,580,021.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Prior Plan Shares, when issued and sold in the manner referred to in the 2021 Plan and pursuant to the agreements that accompany the 2021 Plan, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation